Exhibit A-8

                MISSISSIPPI POWER & LIGHT COMPANY

                      Articles of Amendment
                  Establishing Series of Shares


           Pursuant to the provisions of Section 79-4-6.02(d)  of

the  Mississippi Code of 1972 (Supp. 1989), Mississippi  Power  &

Light Company submits the following statement for the purpose  of establishing  and designating a series of shares and  fixing  and determining the relative rights and preferences thereof:


     1.   The name of the Corporation is Mississippi Power & Light
          Company.

     2. The attached resolution establishing and designating a series of shares and fixing and determining the relative rights and preferences thereof was duly adopted by the Board of Directors of the Corporation on _________________, 199__.

     Dated this the ____ day of __________, 199___.

                                  MISSISSIPPI POWER & LIGHT COMPANY


                                  By:
                                         [Insert Officer's Name]


                                  By:
                                         [Insert Officer's Name]

      RESOLVED, That there is hereby established a series of the Preferred Stock of Mississippi Power & Light Company as follows:

     A series of __________ shares of the Preferred Stock shall:

            (a)    be  designated  "_________  Preferred   Stock,
     Cumulative, $100 Par Value";

           (b) have a dividend rate of ________ per share per annum payable quarterly on ________, ________, _________, and __________ of each year, the first dividend payment date to be ___________, ____, and such dividends to be cumulative from _____________, ____;

          (c) [be subject to redemption at the price of $_______ per share if redeemed on or before _________, of $________ per share if redeemed after ______________, and on or before __________, of $________ per share if redeemed after
     __________, and on or before ______________, of $_______ per share if redeemed after _________________, and on or before __________, of $______ per share if redeemed after _____, and on or before __________ (provided, however, that no share of the _________ Preferred Stock, Cumulative, $100 Par Value, shall be redeemed prior to _________, if such redemption is for the purpose or in anticipation of refunding such share through the use, directly or indirectly, of funds borrowed by the Corporation, or through the use, directly or indirectly, of funds derived through the issuance by the Corporation of stock ranking prior to or on a parity with the __________ Preferred Stock, Cumulative, $100 Par Value, as to dividends or assets, if such borrowed funds have an effective interest cost to the Corporation (computed in accordance with generally accepted financial practice) or such stock has an effective dividend cost to the Corporation (so computed), of less than _______ per annum); of $_______________ per share if redeemed after _______________, and on or before _____________, of
     $________ per share if redeemed after _____________, and on or before _______, of $___________ per share if redeemed after __________, and on or before ____________, of
     $______________ per share if redeemed after __________ and on or before ___________, and of $100 per share if redeemed after ____________, in each case plus an amount equivalent to the accumulated and unpaid dividends thereon, if any, to the date fixed for redemption;]* and

          (d) be subject to redemption as and for a sinking fund as follows: on _________ 1, ____ and on each ________ 1 thereafter (each such date being hereinafter referred to as a "_____ Sinking Fund Redemption Date"), for so long as any shares of the _____ Preferred Stock, Cumulative, $100 Par Value, shall remain outstanding, the Corporation shall redeem, out of funds legally available therefor, ________ shares of the ____ Preferred Stock, Cumulative, $100 Par Value, (or the number of shares then outstanding if less than ______) at the sinking fund redemption price of $100 per share plus, as to each share so redeemed, an amount equivalent to the accumulated and unpaid dividends thereon, if any, to the date of redemption (the obligation of the Corporation so to redeem the shares of the _____ Preferred Stock, Cumulative, $100 Par Value, being hereinafter referred to as the "_____ Sinking Fund Obligation"); the ____ Sinking Fund Obligation shall be cumulative; if on any
     _____ Sinking Fund Redemption Date, the Corporation shall not have funds legally available therefor sufficient to redeem the full number of shares required to be redeemed on that date, the ____ Sinking Fund Obligation with respect to the shares not redeemed shall carry forward to each successive ____ Sinking Fund Redemption Date until such shares shall have been redeemed; whenever on any ____ Sinking Fund Redemption Date, the funds of the Corporation legally available for the satisfaction of the _____ Sinking Fund Obligation and all other sinking fund and similar obligations then existing with respect to any other class or series of its stock ranking on a parity as to dividends or assets with the _____ Preferred Stock, Cumulative, $100 Par Value (such obligation and obligations collectively being hereinafter referred to as the "Total Sinking Fund Obligation"), are insufficient to permit the Corporation to satisfy fully its Total Sinking Fund Obligation on that date, the Corporation shall apply to the satisfaction of its ____ Sinking Fund Obligation on that date that proportion of such legally available funds which is equal to the ratio of such _____ Sinking Fund Obligation to such Total Sinking Fund Obligation; the Corporation shall be entitled, at its election, to credit against its _____ Sinking Fund Obligation on any ______ Sinking Fund Redemption Date any shares of the ______ Preferred Stock, Cumulative, $100 Par Value, theretofore redeemed (other than shares of the _____ Preferred Stock, Cumulative, $100 Par value, redeemed pursuant to the _____ Sinking Fund Obligation) purchased or otherwise acquired and not previously credited against the ____ Sinking Fund Obligation.]*



_________________________
* This provision is an example of provisions that may apply to new series of Preferred Stock, and is subject to change.